EXHIBIT 4.3

THIS WARRANT AND THE SHARES ISSUABLE HEREUNDER HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, PLEDGED, OR OTHERWISE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION THEREOF UNDER SUCH ACT OR PURSUANT TO RULE 144 OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE CORPORATION AND ITS COUNSEL, THAT SUCH REGISTRATION IS NOT REQUIRED.

WARRANT TO PURCHASE STOCK

Corporation:	PAYPAL, INC., a Delaware corporation
Number of Shares	30,000
Class of Stock:	Common/Series D Preferred
[strike descriptions that do not apply.]
Initial Exercise Price:	$3.00 per share
Issue Date:	April 10, 2001
Expiration Date:	April 10, 2006 or as specified in Section 4.1

    THIS WARRANT CERTIFIES THAT, for the agreed upon value of $1.00 and for other good and valuable consideration, COMERICA BANK-CALIFORNIA ("Holder") is entitled to purchase the number of fully paid and nonassessable shares of the class of securities (the "Shares") of the corporation (the "Company") at the initial exercise price per Share (the "Warrant Price") all as set forth above and as adjusted pursuant to Article 2 of this Warrant, subject to the provisions and upon the terms and conditions set forth of this Warrant.

ARTICLE 1
 EXERCISE

    1.1  Method of Exercise.  Holder may exercise this Warrant in whole or in part at any time prior to expiration by delivering a duly executed Notice of Exercise in substantially the form attached as Appendix 1, together with this Warrant, to the principal office of the Company. Unless Holder is exercising the conversion right set forth in Section 1.2, Holder shall also deliver to the Company a check for the aggregate Warrant Price for the Shares being purchased.

    1.2  Conversion Right.  In lieu of exercising this Warrant as specified in Section 1.1, Holder may from time to time convert this Warrant, in whole or in part, into a number of Shares determined by dividing (a) the aggregate fair market value of the Shares or other securities otherwise issuable upon exercise of this Warrant minus the aggregate Warrant Price of such Shares by (b) the fair market value of one Share. The fair market value of the Shares shall be determined pursuant to Section 1.3.

    1.3  Fair Market Value.  If the Shares are traded in a public market, the fair market value of the Shares shall be the closing price of the Shares (or the closing price of the Company's stock into which the Shares are convertible) reported for the business day immediately before Holder delivers its Notice of Exercise to the Company. If the Shares are not traded in a public market, the Board of Directors of the Company shall determine fair market value in its reasonable good faith judgment.

    1.4  Delivery of Certificate and New Warrant.  Promptly after Holder exercises or converts this Warrant, the Company shall deliver to Holder certificates for the Shares acquired and, if this Warrant has not been fully exercised or converted and has not expired, a new Warrant representing the Shares not so acquired.

    1.5  Replacement of Warrants.  On receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and, in the case of loss, theft or destruction, on delivery of an indemnity agreement reasonably satisfactory in form and amount to the Company or, in the case of mutilation of, or surrender and cancellation of this Warrant, the Company at its expense shall execute and deliver, in lieu of this Warrant, a new warrant of like tenor.

    1.6  Repurchase on Sale, Merger, or Consolidation of the Company.

      1.6.1  "Acquisition".  For the purpose of this Warrant, "Acquisition" means any sale, license, or other disposition of all or substantially all of the assets of the Company, or any reorganization, consolidation, or merger of the Company where the holders of the Company's securities before the transaction beneficially own less than 50% of the outstanding voting securities of the surviving entity after the transaction.

      1.6.2  Assumption of Warrant.  Holder shall be deemed to have converted this Warrant pursuant to Section 1.2 immediately prior to an Acquisition in which the consideration is cash or marketable securities unless Holder has previously exercised its rights under Section 1.1 or Section 1.2, and the Warrant shall thereafter terminate. In all other cases, the successor entity as a condition to closing the Acquisition shall assume the obligations of this Warrant, and this Warrant shall be exercisable for the same securities and property as would be payable for the Shares issuable upon exercise of the unexercised portion of this Warrant as if such Shares were outstanding on the record date for the Acquisition and subsequent closing.

    1.7  Market Standoff.  The Holder of this Warrant agrees that, during the period of duration specified by the Company or an underwriter of Common Stock or other securities of the Company, following the effective date of a registration statement of the Company filed under the Securities Act of 1933, as amended, the Holder (or any transferee) shall not, to the extent requested by the Company or such underwriter, directly or indirectly, sell, offer to sell, contract to sell (including without limitation, any short sale), loan, grant any option to purchase or otherwise transfer or dispose of any securities of the Company held by it at any time during the period requested by the Company or the underwriter, except Common Stock included in such registration, if any, provided, however, that (a) all officers and directors of the Company and persons or entities holding at least 5 percent of the Company's capital stock enter into similar agreements, and (b) such market stand-off period shall not exceed 180 calendar days. Holder agrees to execute an agreement reflecting the foregoing as may be requested by the underwriters at the time of the Company's initial public offering, in a form satisfactory to the Company and the underwriters. In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to the securities of the Company held by such Holder until the end of the period. Holder agrees that it will not transfer securities of the Company, including these Warrants, unless each transferee agrees in writing to be bound by all of the provisions of this Section 1.7.

ARTICLE 2
 ADJUSTMENTS TO THE SHARES

    2.1  Stock Dividends, Splits, Etc.  If the Company declares or pays a dividend on its common stock (or the Shares if the Shares are securities other than common stock) payable in common stock, or other securities, subdivides the outstanding common stock into a greater amount of common stock, or, if the Shares are securities other than common stock, subdivides the Shares in a transaction that increases the amount of common stock into which the Shares are convertible, then upon exercise of this Warrant, for each Share acquired, Holder shall receive, without cost to Holder, the total number and kind of securities to which Holder would have been entitled had Holder owned the Shares of record as of the date the dividend or subdivision occurred.

    2.2  Reclassification, Exchange or Substitution.  Upon any reclassification, exchange, substitution, or other event that results in a change of the number and/or class of the securities issuable upon exercise or conversion of this Warrant, Holder shall be entitled to receive, upon exercise or conversion of this Warrant, the number and kind of securities and property that Holder would have received for the Shares if this Warrant had been exercised immediately before such reclassification, exchange, substitution, or other event. Such an event shall include any automatic conversion of the outstanding or issuable securities of the Company of the same class or series as the Shares to common stock pursuant to the terms of the Company's Articles of Incorporation upon the closing of a registered public offering of the Company's common stock. The Company or its successor shall promptly issue to Holder a new Warrant for such new securities or other property. The new Warrant shall provide for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Article 2 including, without limitation, adjustments to the Warrant Price and to the number of securities or property issuable upon exercise of the new Warrant. The provisions of this Section 2.2 shall similarly apply to successive reclassifications, exchanges, substitutions, or other events.

    2.3  Adjustments for Combinations, Etc.  If the outstanding Shares are combined or consolidated, by reclassification or otherwise, into a lesser or greater number of shares, the Warrant Price shall be proportionately increased, or decreased, respectively.

    2.4  Adjustments for Diluting Issuances.  The Warrant Price and the number of Shares issuable upon exercise of this Warrant or, if the Shares are Preferred Stock, the number of shares of common stock issuable upon conversion of the Shares, shall be subject to adjustment, from time to time in the manner set forth on Exhibit A in the event of Diluting Issuances (as defined on Exhibit A).

    2.5  No Impairment.  The Company shall not, by amendment of its Articles of Incorporation or through a reorganization, transfer of assets, consolidation, merger, dissolution, issue, or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed under this Warrant by the Company, but shall at all times in good faith assist in carrying out of all the provisions of this Article 2 and in taking all such action as may be necessary or appropriate to protect Holder's rights under this Article against impairment. If the Company takes any action affecting the Shares or its common stock other than as described above that adversely affects Holder's rights under this Warrant, the Warrant Price shall be adjusted downward and the number of Shares issuable upon exercise of this Warrant shall be adjusted upward to the same extent, if any, as the conversion price and the number of common shares issuable upon conversion of a share of Series D Preferred Stock are adjusted.

    2.6  Fractional Shares.  No fractional Shares shall be issuable upon exercise or conversion of the Warrant and the number of Shares to be issued shall be rounded down to the nearest whole Share. If a fractional share interest arises upon any exercise or conversion of the Warrant, the Company shall eliminate such fractional share interest by paying Holder amount computed by multiplying the fractional interest by the fair market value of a full Share.

    2.7  Certificate as to Adjustments.  Upon each adjustment of the Warrant Price, the Company at its expense shall promptly compute such adjustment, and furnish Holder with a certificate of its Chief Financial Officer setting forth such adjustment and the facts upon which such adjustment is based. The Company shall, upon written request, furnish Holder a certificate setting forth the Warrant Price in effect upon the date thereof and the series of adjustments leading to such Warrant Price.

ARTICLE 3
 REPRESENTATIONS AND COVENANTS OF THE COMPANY

    3.1  Representations and Warranties.  The Company hereby represents and warrants to the Holder as follows:

      (a) The initial Warrant Price referenced on the first page of this Warrant is not greater than (i) the price per share at which the Shares were last issued in an arms-length transaction in which at least $500,000 of the Shares were sold and (ii) the fair market value of the Shares as of the date of this Warrant.

      (b) All Shares which may be issued upon the exercise of the purchase right represented by this Warrant, and all securities, if any, issuable upon conversion of the Shares, shall, upon issuance, be duly authorized, validly issued, fully paid and nonassessable, and free of any liens and encumbrances except for restrictions on transfer provided for herein or under applicable federal and state securities laws.

    3.2  Notice of Certain Events.  If the Company proposes at any time (a) to declare any dividend or distribution upon its common stock, whether in cash, property, stock, or other securities and whether or not a regular cash dividend; (b) to offer for subscription pro rata to the holders of any class or series of its stock any additional shares of stock of any class or series or other rights, (c) to effect any reclassification or recapitalization of common stock; (d) to merge or consolidate with or into any other corporation, or sell, lease, license, or convey all or substantially all of its assets, or to liquidate, dissolve or wind up; or (e) offer holders of registration rights the opportunity to participate in an underwritten public offering of the company's securities for cash, then, in connection with each such event, the Company shall give Holder (1) at least 20 days prior written notice of the date on which a record will be taken for such dividend, distribution, or subscription rights (and specifying the date on which the holders of common stock will be entitled thereto) or for determining rights to vote, if any, in respect of the matters referred to in (c) and (d) above; (2) in the case of the matters referred to in (c) and (d) above at least 20 days prior written notice of the date when the same will take place (and specifying the date on which the holders of common stock will be entitled to exchange their common stock for securities or other property deliverable upon the occurrence of such event); and (3) in the case of the matter referred to in (e) above, the same notice as is given to the holders of such registration rights.

    3.3  Information Rights.  So long as the Holder holds this Warrant and/or any of the Shares, the Company shall deliver to the Holder (a) promptly after mailing, copies of all notices or other written communications to the shareholders of the Company, (b) within ninety (90) days after the end of each fiscal year of the Company, the annual audited financial statements of the Company certified by independent public accountants of recognized standing and (c) within forty-five (45) days after the end of each of the first three quarters of each fiscal year, the Company's quarterly, unaudited financial statements.

    3.4  Registration Under Securities Act of 1933, as amended.  The Company agrees that the Shares or, if the Shares are convertible into common stock of the Company, such common stock, shall be subject to the registration rights set forth on Exhibit B, if attached.

ARTICLE 4
 MISCELLANEOUS

    4.1  Term; Notice of Expiration.  This Warrant (and the right to purchase Shares upon exercise hereof) shall terminate upon the earliest to occur of the following: (a) the Expiration Date set forth on page 1; or (b) the effective time of an Acquisition, if the surviving entity does not agree to assume the Warrant (provided that this Section 4.1 shall not apply to a merger effected exclusively for the purpose of changing the domicile of the Company). The Company shall give Holder written notice of Holder's right to exercise this Warrant in the form attached as Appendix 2 not more than 90 days and not less than 30 days before the Expiration Date. If the notice is not so given, the Expiration Date shall automatically be extended until 30 days after the date the Company delivers the notice to Holder.

    4.2  Legends.  This Warrant and the Shares (and the securities issuable, directly or indirectly, upon conversion of the Shares, if any) shall be imprinted with a legend in substantially the following form:

    THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION THEREOF UNDER SUCH ACT OR PURSUANT TO RULE 144 OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE CORPORATION AND ITS COUNSEL THAT SUCH REGISTRATION IS NOT REQUIRED.

    4.3  Compliance with Securities Laws on Transfer.  This Warrant and the Shares issuable upon exercise of this Warrant (and the securities issuable, directly or indirectly, upon conversion of the Shares, if any) may not be transferred or assigned in whole or in part without compliance with applicable federal and state securities laws by the transferor and the transferee (including, without limitation, the delivery of investment representation letters and legal opinions reasonably satisfactory to the Company, as reasonably requested by the Company). The Company shall not require Holder to provide an opinion of counsel if the transfer is to an affiliate of Holder or if there is no material question as to the availability of current information as referenced in Rule 144(c), Holder represents that it has complied with Rule 144(d) and (e) in reasonable detail, the selling broker represents that it has complied with Rule 144(f), and the Company is provided with a copy of Holder's notice of proposed sale. For any proposed transfer of this Warrant or the Shares exercisable hereunder prior to the Company's initial public offering of capital stock under the Securities Act of 1933, the proposed transferee will be required to complete an Investor Suitability Questionnaire in which such transferee demonstrates its status as an "Accredited Investor," as that term is defined in Rule 501(a) of Regulation D under the Securities Act, or any successor provision.

    4.4  Transfer Procedure.  Subject to the provisions of Section 4.2, Holder may transfer all or part of this Warrant or the Shares issuable upon exercise of this Warrant (or the securities issuable, directly or indirectly, upon conversion of the Shares, if any) by giving the Company notice of the portion of the Warrant being transferred setting forth the name, address and taxpayer identification number of the transferee and surrendering this Warrant to the Company for reissuance to the transferee(s) (and Holder if applicable). Unless the Company is filing financial information with the SEC pursuant to the Securities Exchange Act of 1934, the Company shall have the right to refuse to transfer any portion of this Warrant to any person who competes with the Company or is an Accredited Investor.

    4.5  Notices.  All notices and other communications from the Company to the Holder, or vice versa, shall be deemed delivered and effective when given personally or mailed by first-class registered or certified mail, postage prepaid, at such address as may have been furnished to the Company or the Holder, as the case may be, in writing by the Company or such holder from time to time.

    4.6  Waiver.  This Warrant and any term hereof may be changed, waived, discharged or terminated only by an instrument in writing signed by the party against which enforcement of such change, waiver, discharge or termination is sought.

    4.7  Attorneys Fees.  In the event of any dispute between the parties concerning the terms and provisions of this Warrant, the party prevailing in such dispute shall be entitled to collect from the other party all costs incurred in such dispute, including reasonable attorneys' fees.

    4.8  Governing Law.  This Warrant shall be governed by and construed in accordance with the laws of the State of California, without giving effect to its principles regarding conflicts of law.

"COMPANY"

By:
Name:	(Print)
Title:	Chairman of the Board, President or Vice President
By:	/s/ Ralph Ho
Name:	Ralph Ho
(Print)
Title:	Chief Financial Officer, Secretary Assistant Treasurer, or Assistant Secretary

APPENDIX 1

NOTICE OF EXERCISE

    1.  The undersigned hereby elects to purchase        shares of the Common/Series        Preferred [strike one] Stock of             pursuant to the terms of the attached Warrant, and tenders herewith payment of the purchase price of such shares in full.

    1.  The undersigned hereby elects to convert the attached Warrant into Shares/cash [strike one] in the manner specified in the Warrant. This conversion is exercised with respect to              of the Shares covered by the Warrant.

    [Strike paragraph that does not apply.]

    2.  Please issue a certificate or certificates representing said shares in the name of the undersigned or in such other name as is specified below:

(Name)

(Address)

    3.  The undersigned represents it is acquiring the shares solely for its own account and not as a nominee for any other party and not with a view toward the resale or distribution thereof except in compliance with applicable securities laws.

(Signature)

    (Date)

APPENDIX 2

NOTICE THAT WARRANT IS ABOUT TO EXPIRE

            ,

(Name of Holder)

(Address of Holder)

Attn: Chief Financial Officer

Dear             :

    This is to advise you that the Warrant issued to you described below will expire on             , 19      .

    Issuer:

    Issue Date:

    Class of Security Issuable:

    Exercise Price per Share:

    Number of Shares Issuable:

    Procedure for Exercise:

    Please contact [name of contact person at (phone number)] with any questions you may have concerning exercise of the Warrant. This is your only notice of pending expiration.

                      (Name of Issuer)

                      By

                      its

EXHIBIT A

Anti-Dilution Provisions
(For Common Stock Warrants Where Exercise Price Equals
Price of Preferred Stock Which Has Anti-Dilution Protection)

    In the event of the issuance (a "Diluting Issuance") by the Company, after the Issue Date of the Warrant, of securities at a price per share less than the then conversion price of the Company's Series      Preferred Stock, then the number of Shares issuable upon exercise of the Warrant shall be adjusted as a result of Diluting Issuances in the same proportion as the number of shares of common stock issuable upon conversion of the Company's Series       Preferred Stock (the "Preferred Stock") are adjusted pursuant to those provisions (the "Provisions") of the Company's Articles (Certificate) of Incorporation which adjust the conversion price of the Preferred Stock in the event of Diluting Issuances with respect to the Series D Preferred Stock, as amended and as may be further amended from time to time.

    Under no circumstances shall the aggregate Warrant Price payable by the Holder upon exercise of the Warrant increase as a result of any adjustment arising from a Diluting Issuance.

EXHIBIT A

Anti-Dilution Provisions
(For Preferred Stock Warrants With Existing Anti-Dilution Protection)

    In the event of the issuance (a "Diluting Issuance") by the Company, after the Issue Date of the Warrant, of securities at a price per share less than the Warrant Price, then the number of shares of common stock issuable upon conversion of the Shares shall be adjusted in accordance with those provisions (the "Provisions") of the Company's Articles (Certificate) of Incorporation which apply to Diluting Issuances, with respect to the Series D Preferred Stock as amended and as may be further amended from time to time.

    Under no circumstances shall the aggregate Warrant Price payable by the Holder upon exercise of the Warrant increase as a result of any adjustment arising from a Diluting Issuance.

EXHIBIT A

Anti-Dilution Provisions
(For Preferred Stock or Common Stock Warrants Where
Anti-Dilution Protection is Inadequate or Non-Existent)

    In the event of the issuance (a "Diluting Issuance") by the Company, after the Issue Date of the Warrant, of securities at a price per share less than the Warrant Price, or, if the Shares are common stock, less than the then conversion price of the Company's Series      Preferred Stock, then the number of shares of common stock issuable upon conversion of the Shares, or if the Shares are common stock, the number of Shares issuable upon exercise of the Warrant, shall be adjusted as a result of Diluting Issuances in accordance with the Holder's standard form of Anti-Dilution Agreement in effect on the Issue Date.

    Under no circumstances shall the aggregate Warrant Price payable by the Holder upon exercise of the Warrant increase as a result of any adjustment arising from a Diluting Issuance.

EXHIBIT B

Registration Rights

    The Shares (if common stock), or the common stock issuable upon conversion of the Shares, shall be deemed "registrable securities" or otherwise entitled to "piggyback" registration rights in accordance with the terms of the following agreement (the "Agreement") between the Company and its investor(s):

Amended and Restated Investors' Rights Agreement dated August 7, 2000
[Identify Agreement by date, title and parties. If no Agreement exists, indicate by "none".]

    The Company agrees that no amendments will be made to the Agreement which would have an adverse impact on Holder's registration rights thereunder without the consent of Holder or a majority of the Series D Preferred Stock. By acceptance of the Warrant to which this Exhibit B is attached, Holder shall be deemed to be a party to the Agreement.